Exhibit 11

Horace Mann Educators Corporation
Computation of Net Income per Share (Unaudited)
For the Three and Nine Months Ended September 30, 2013 and 2012
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Basic – assumes no dilution:

Net income	$23,599	$32,266	$76,606	$72,040
Weighted average number of common
shares outstanding during the period	40,001	39,381	39,767	39,572

Net income per share – basic	$0.59	$0.82	$1.93	$1.82

Diluted – assumes full dilution:

Net income	$23,599	$32,266	$76,606	$72,040
Weighted average number of common
shares outstanding during the period	40,001	39,381	39,767	39,572
Weighted average number of common
equivalent shares to reflect the dilutive
effect of common stock
equivalent securities:
Stock options	459	244	356	210
Common stock units related to deferred
compensation for Directors	117	111	117	111
Common stock units related to deferred
compensation for Employees	111	117	111	117
Restricted common stock units related
to incentive compensation	1,044	1,285	1,012	1,285
Total common and common
equivalent shares adjusted to
calculate diluted earnings per share	41,732	41,138	41,363	41,295

Net income per share – diluted	$0.57	$0.78	$1.85	$1.74